S.B. HOOVER & COMPANY, L.L.P.

Certified Public Accountants

124 Newman Avenue

Harrisonburg, Virginia 22801-4004

(540)434-6736 FAX (540)434-3097

May 15, 2006

Exhibit 16

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-5561

And

Allegheny Bancshares
300 North Main Street
Franklin, West Virginia 26847

Re: Allegheny Bancshares, Inc. Form 8-K

Ladies and Gentlemen:

We have read the statements of Allegheny Bancshares, Inc. contained in Form 8-K, Item 4.01 Changes in Registrant’s Certifying Accountant, and we agree with such statements as they relate to Item 4.01(a) of Form 8-K and all other matters referencing our firm. Further, we consent to the use of this letter as Exhibit 16 to Form 8-K.

Very truly yours,

/s/ G.ALAN LANDES

—

G. Alan Landes, C.P.A.

On behalf of the S.B. HOOVER & COMPANY, LLP

Members of the American Institute of Certified Public Accountants and Virginia Society of Certified Public Accountants